Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2010 THIRD QUARTER RESULTS AND DECLARES SPECIAL
CASH DIVIDEND OF $0.50 PER SHARE

Salt Lake City, Utah, March 17, 2010: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2010 third quarter and nine months ended February 28, 2010.  The company also announced plans to return $0.50 per share to shareholders through a special cash dividend payable on April 14, 2010 to shareholders of record at the close of business on March 31, 2010.

Financial Results
For the third quarter, Schiff Nutrition’s net sales were $53.3 million, compared to $49.9 million for the same period in fiscal 2009.  For its fiscal 2010 third quarter, Schiff Nutrition reported net income of $5.7 million, or $0.20 per diluted share; this compares to fiscal 2009 third quarter net income of $3.6 million, or $0.13 per diluted share.

For the nine months ended February 28, 2010, Schiff Nutrition’s net sales were $155.6 million, compared to $145.0 million for the same period in fiscal 2009.  For the first nine months of fiscal 2010, Schiff Nutrition reported net income of $16.0 million, or $0.55 per diluted share, compared to $9.8 million, or $0.34 per diluted share, for the same period a year ago.

Bruce Wood, President and Chief Executive Officer, stated,  “Overall net sales for the third quarter increased almost 7% versus the prior year period, driven by a strong performance on our branded business, partially offset by a decline in private label sales.  We also recorded significant third quarter over third quarter improvement in our gross profit and operating margins, and added to our strong cash position.”

“Our MegaRed® krill oil product delivered particularly strong growth, and we continue to invest in the development of new branded growth initiatives.   At the same time, our private label business is being impacted by recent competitive bidding activity.  Bidding processes are ongoing, but we expect, at a minimum, the private label business will become much more price competitive.  However, based on our high quality standards, excellent customer service, and strong financial position, we believe we can compete effectively in this increasingly competitive environment.”

Wood concluded, “We are pleased to announce a $0.50 per share special cash dividend to our shareholders.  The company has continued to generate positive cash flows and as of February 28, 2010 has available approximately $58.8 million in cash and short-term investments.  The dividend reflects our ongoing confidence the company will continue to generate positive cash flows from operations.  We believe our cash position after the dividend payment provides us with the financial flexibility to continue investing in our business, funding growth initiatives, and exploring acquisition opportunities.”

Special Dividend
Schiff Nutrition’s Board of Directors approved a $0.50 per share special cash dividend, payable on April 14, 2010 to shareholders of record at the close of business on March 31, 2010.  Schiff’s Class A common stock will begin trading on an ex-dividend basis on March 29, 2010, in accordance with NYSE rules.  Shareholders who sell their shares on or before the March 29, 2010 ex-dividend date will also be selling their right to receive the $0.50 per share cash dividend.  Shareholders are advised to contact their financial advisor before selling their shares.

In connection with the declaration of the special dividend, the Board of Directors approved certain dividend equivalent rights, clarifying that holders of other Schiff equity awards, including stock options and certain restricted stock units, will receive dividend equivalents in the form of cash on each share underlying the stock options and restricted stock units.  In aggregate, at March 31, 2010, the record date, the company expects approximately 29.8 million potential common shares to be outstanding, including approximately 27.8 million shares of outstanding Class A and Class B common stock, approximately 1.0 million shares of Class A common stock underlying outstanding stock options and approximately 1.0 million shares of Class A common stock underlying outstanding restricted stock units.  The aggregate amount of the special dividend is approximately $14.9 million, presuming 100 percent vesting of shares underlying equity awards.  To the extent at March 31, 2010, outstanding stock options, restricted shares and restricted stock units are unvested, or for which the issuance of shares underlying vested restricted stock units have been deferred, the $0.50 per share dividend equivalents will not be distributed until after such equity awards vest and/or as the deferred shares are issued.

For U.S. federal income tax purposes, it is expected that the special dividend will primarily represent dividend income to shareholders.  Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of the special dividend.

Conference Call Information
Schiff Nutrition International will hold a conference call today, March 17 at 11 a.m. ET.  The U.S. domestic access number is 800-299-8538.  International participants should dial 617-786-2902.  The participant pass code is 19552759.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through April 13, 2010.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 36259380.  The telephone replay will be available through March 22, 2010.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced and MegaRed, the inability to gain or maintain market distribution for MegaRed, the entry of new branded or private label krill oil products into the market, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing (particularly relative to joint care products), availability (particularly relating to the limited number of krill oil suppliers) and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales in an increasingly competitive environment, the inability to successfully bid on new and existing private label business, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, the inability or increased cost to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding our nutritional supplements and/or their ingredients or the dietary supplement industry generally, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009

Net sales	$53,318	$49,872	$155,637	$144,955
Cost of goods sold	31,137	32,563	90,059	92,165

Gross profit	22,181	17,309	65,578	52,790
Operating expenses:
Selling and marketing	8,436	8,227	23,896	24,772
Other operating expenses	5,261	3,871	16,702	13,326
Total operating expenses	13,697	12,098	40,598	38,098

Income from operations	8,484	5,211	24,980	14,692
Other income (expense), net	(72)	117	(117)	656

Income before income taxes	8,412	5,328	24,863	15,348
Income tax expense	2,679	1,712	8,856	5,571

Net income	$5,733	$3,616	$16,007	$9,777

Weighted average common shares outstanding - diluted	29,044	28,657	28,871	28,645

Net income per share - diluted	$0.20	$0.13	$0.55	$0.34

— More —

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	February 28,	May 31,
	2010	2009
	(unaudited)

Cash and cash equivalents	$46,105	$52,648
Available-for-sale securities	12,709	4,241
Receivables, net	24,681	20,716
Inventories	32,326	30,024
Other current assets	4,469	3,620

Total current assets	120,290	111,249

Property and equipment, net	13,451	13,920

Other assets, net	7,919	5,028

Total assets	$141,660	$130,197

Current liabilities	$25,892	$19,034

Long-term liabilities	3,603	1,470

Stockholders’ equity	112,165	109,693

Total liabilities & stockholders’ equity	$141,660	$130,197

— # # # —